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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on June 12, 2006

Registration No. 333-133407

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
Amendment No. 1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Extra Space Storage Inc.
(Exact name of registrant as specified in its charter)

Maryland	2795 East Cottonwood Parkway, Suite 400 Salt Lake City, UT 84121 (801) 562-5556	20-1076777
(State or other jurisdiction of incorporation or organization)	(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)	(I.R.S. Employer Identification No.)

Kenneth M. Woolley
Chairman and Chief Executive Officer
Extra Space Storage Inc.
2795 East Cottonwood Parkway, Suite 400
Salt Lake City, UT 84121
(801) 562-5556
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

Copies to:
Jay L. Bernstein, Esq.
Andrew S. Epstein, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
(212) 878-8000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)(3)

Common Stock, par value $0.01 per share	1,500,293	$15.63	$23,449,579	$2,509

(1)
The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on April 7, 2006.

(3)
This fee has already been paid. We are disclosing all figures again in order to reflect the proper proposed maximum aggregate offering price.

        The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 12, 2006

PROSPECTUS

1,500,293 Shares

Common Stock

        The selling stockholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer and sell from time to time up to 1,500,293 shares of our common stock.

        The registration of the shares does not necessarily mean that any of the shares will be offered or sold by any of the selling stockholders. We will receive no proceeds of any sale of shares, but will incur expenses in connection with the offering. See "Selling Stockholders" and "Plan of Distribution."

        Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol "EXR." On March 31, 2006, the closing sale price of our common stock on the NYSE was $17.19 per share.

        See "Risk Factors" beginning on page 5 of our Annual Report on Form 10-K for a description of risk factors that should be considered by purchasers of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                        , 2006

i

INFORMATION ABOUT EXTRA SPACE STORAGE INC.

        We are a self-administered and self-managed real estate investment trust ("REIT") formed as a Maryland corporation on April 30, 2004 to own, operate, acquire and develop self-storage facilities located throughout the United States and continue the business commenced in 1977 by our predecessor companies. We invest in self-storage facilities by acquiring or developing wholly owned facilities or by acquiring an equity interest in real estate entities. On August 17, 2004, we completed our initial public offering of 20,200,000 shares of common stock. On September 1, 2004, the underwriters exercised their over allotment option and purchased 3,030,000 additional shares of common stock. As of March 31, 2006, we held ownership interests in 553 properties located in 34 states, and Washington, D.C. with an aggregate of approximately 40.1 million square feet of net rentable space and greater than 340,000 customers. Of these 553 properties, 198 are wholly-owned, and 355 are owned in joint-venture partnerships. An additional 81 properties are owned by franchisees or third parties and operated by us for a management fee. As of March 31, 2006, our stabilized portfolio (which consisted of 174 wholly-owned properties and 346 properties held in joint ventures) was on average 83.2% occupied, while our lease-up portfolio (which consisted of 24 wholly-owned properties and 9 held in joint ventures) was on average 68.5% occupied. We consider a property to be in the lease-up stage after it has been issued a certificate of occupancy but before it has achieved stabilization. We consider a property to be stabilized once it either has achieved an 80% occupancy rate, or has been open for three years.

        We operate in two distinct segments: (1) property management and development; and (2) rental operations segment. Our property management and development activities include acquiring, managing, developing and selling self-storage facilities. The rental operations includes rental operations of self-storage facilities.

        Our primary business objectives are to maximize cash flow available for distribution to our stockholders and to achieve sustainable long-term growth in cash flow per share in order to maximize long-term stockholder value. We seek to maximize revenue generating opportunities by responding to changing local market conditions through interactive yield management of the rental rates at our properties. We also work to selectively acquire, for cash or by utilizing units in our operating partnership as acquisition currency, privately-held self-storage portfolios and single self-storage assets in our target markets.

        We plan to continue to expand also by selecting and developing new self-storage properties with cost effective, appealing construction in desirable areas based on specific data, including visibility and convenience of location, market occupancy and rental rates, market saturation, traffic count, household density, median household income, barriers to entry and future demographic and migration trends. We plan to grow our business by continuing our development activities in conjunction with our joint venture partners, while mitigating the risks normally associated with early-stage development and lease-up activities. Where appropriate, we will also seek to acquire properties in a capital efficient manner in conjunction with our joint venture partners.

        We conduct substantially all of our operations through and all assets are held by our operating partnership, Extra Space Storage LP, or the operating partnership, a Delaware limited partnership. We, as the sole general partner of the operating partnership, have the responsibility and discretion in the management and control of the operating partnership, and the limited partners of the operating partnership, in such capacity, have no authority to transact business for, or participate in the management activities of, the operating partnership. Accordingly, we consolidate the accounts of the operating partnership. This structure is commonly referred to as an umbrella partnership REIT, or UPREIT.

        We elected to be treated as a REIT under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). In order to maintain our qualification as a REIT, among other things, we are required to distribute at least 90% of our REIT taxable income to our stockholders and meet certain tests regarding the nature of our income and assets. As a REIT, we are not subject to federal income tax with respect to that portion of our income, which meets certain criteria and is distributed annually to our stockholders. We plan to continue to operate so that we meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. If we were to fail to meet these requirements, we would be subject to federal income tax. We are subject to certain state and local taxes. Provision for such taxes has been included in real estate and other taxes in our consolidated statement of operations.

        We have elected to treat one of our existing corporate subsidiaries as taxable REIT subsidiaries ("TRS"). In general, our TRS may perform additional services for tenants and generally may engage in any real estate or non-real estate related business (except for the operation or management of health care facilities or lodging facilities or the provision to any person, under a franchise, license or otherwise, of rights to any brand name under which any lodging facility or health care facility is operated). A TRS is subject to corporate federal income tax.

        Our principal corporate offices are located at 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121, our website address is www.extraspace.com and our telephone number is (801)  562-5556. The information included in our website is not, and should not considered to be, a part of this prospectus.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

        This prospectus, and the documents incorporated by reference herein, contain various "forward-looking statements." You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "would," "could," "should," "seeks," "approximately," "intends," "plans," "projects," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties:

  •
  our ability to implement our business strategy;

  •
  our ability to obtain future financing arrangements;

  •
  estimates relating to our future distributions;

  •
  our understanding of our competition;

  •
  information relating to the conversion of CCSs and CCUs;

  •
  market trends;

  •
  potential environmental and other liabilities;

  •
  projected capital expenditures; and

  •
  the impact of technology on our products, operations and business.

        The forward-looking statements contained in this prospectus and the documents incorporated by reference herein, reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock.

        For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise.

USE OF PROCEEDS

        We will not receive any of the proceeds from sales of common stock by the selling stockholders. All costs and expenses incurred in connection with the registration under the Securities Act of 1933, as amended, or the Securities Act, of the offering made hereby will be paid by us, other than any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholders and stock transfer and other taxes attributable to the sale of the shares, which will be paid by the selling stockholders.

SELLING STOCKHOLDERS

        The stockholders named below or their pledgees, donees, transferees or other successors in interest who we collectively refer to in this prospectus as selling stockholders, may from time to time offer and sell any and all of the common stock offered under this prospectus.

        The following table names each stockholder who may sell shares pursuant to this prospectus and presents information with respect to each such stockholder's beneficial ownership of our shares. We do not know which (if any) of the stockholders named below actually will offer to sell shares pursuant to this prospectus, or the number of shares that each of them will offer. The number of shares, if any, to be offered by each named stockholder and the amount and percentage of common stock to be owned by each selling stockholder following any offering made pursuant to this prospectus will be disclosed in the prospectus supplement issued in respect of that offering.

        Any selling stockholder that is identified as a broker-dealer will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder obtained the stock as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased in the ordinary course of business and, at the time of its purchase of the stock to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the stock. As a result, any profits on the sale of the common stock by selling stockholders who are deemed to be "underwriters" and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be "underwriters" will be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be "underwriters" will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-6 under the Exchange Act.

        Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

        The selling stockholders may offer all, some or none of the common shares shown in the table. Because the selling stockholders may offer all or some portion of the common shares, we have assumed for purposes of completing the last column in the table that all common shares offered hereby will have been sold by the selling stockholders upon termination of sales pursuant to this prospectus.

	Shares Beneficially Owned as of March 31, 2006			Percentage Beneficial Ownership After Offering(1)
			Shares being Registered Hereby
	Number	Percent(1)
Barry Bender	6,868	*	6,868	*
Hollywood Industrial Associates, L.P	659,993	1.11%	659,993	1.11%
Richard and Marsha Ifland Family Trust dated 2/10/88	155,475	*	155,475	*
Arthur Victor, II Trust	143,641	*	143,641	*
Casandra Z. Morgan	47,399	*	47,399	*
Jesse Morgan	257,418	*	257,418	*
Morrell Development Inc.	229,499	*	229,499	*

Total	1,500,293	2.51%	1,500,293	2.51%

*
Less than 1%.

(1)
Based on 51,775,816 common shares, 3,825,787 OP units, 3,888,843 CCSs and 200,046 CCUs outstanding as of March 31, 2006.

        The selling stockholders listed in the above table may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their shares since the date as of which the information is presented in the above table. Information concerning the selling stockholders may change from time to time and any such changed information will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part if and when necessary.

DESCRIPTION OF STOCK

        The following summary of the material terms of the stock of our company. Copies of our charter and bylaws are filed as exhibits to this registration statement or incorporated by reference thereto. See "Where You Can Find More Information."

General

        Our charter provides that we may issue up to 200,000,000 shares of common stock, $0.01 par value per share, or common stock, 4,100,000 contingent conversion shares, $0.01 par value per share, or CCSs, and 50,000,000 shares of preferred stock, $0.01 par value per share, or preferred stock. Our charter authorizes our board of directors to increase the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. As of March 31, 2006, 51,775,816 shares of our common stock were issued and outstanding and 3,888,843 shares of our CCSs were issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations.

        All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us, and the holders of our common stock are entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.

Provisions of Our Charter

        Subject to the provisions of our charter regarding the restrictions on transfer of stock, and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. Holders of CCSs shall not have any voting rights with respect to their shares.

        Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights. Unless otherwise indicated, we have assumed for purposes of this prospectus that there is no conversion feature associated with the CCSs.

        Under the Maryland General Corporation Law, or MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Except for certain charter amendments, our charter provides for a majority percentage in these situations. However, because operating assets may be held by a corporation's subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without any vote of the corporation's stockholders.

        Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, and to establish the number of shares in each class or series, and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Contingent Conversion Shares

        Unlike our shares of common stock, CCSs do not carry any voting rights (except as provided in the next sentence) or entitle the holders to receive distributions from the company. The charter provides that we shall not, without the affirmative vote of the holders of at least two-thirds of the CCSs outstanding at the time, amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the CCSs.

        Upon the achievement of certain performance thresholds described below relating to the 14 early-stage lease-up properties identified at the time of the initial public offering, which we wholly own through various subsidiaries of our operating partnership, all or a portion of the CCSs will be automatically converted into shares of our common stock. Initially, each CCS will be convertible on a one-for-one basis into shares of common stock, subject to customary anti-dilution adjustments.

        Within 30 days after the end of each quarter, beginning with the quarter ending March 31, 2006 and ending with the quarter ending December 31, 2008, we will calculate the net operating income from the 14 wholly owned early-stage lease-up properties over the 12-month period ending in such quarter. We consider such net operating income to equal total revenues less property related expenses from such lease-up properties over the measurement period, subject to adjustment to take into account sales of any of the lease-up properties that occur on or prior to December 31, 2008. Within 35 days following the end of each quarter referred to above, some or all of the CCSs will be converted so that the total percentage (not to exceed 100%) of CCSs issued in connection with the formation transactions that have been converted to common stock, will be equal to the percentage determined by dividing the net operating income for such period in excess of $5.1 million by $4.6 million. If any CCSs are not converted through the calculation made in respect of the 12-month period ending December 31, 2008, all remaining outstanding CCSs will be cancelled and restored to the status of authorized but unissued shares of common stock.

        This provision in our charter is intended to allow a proportionate conversion of the CCSs into shares of common stock as the net operating income produced by the 14 early-stage lease-up properties identified at the time of the initial public offering grows from $5.1 million to $9.7 million (the projected fully stabilized net operating income) during any of the 12-month measurement periods. For the 12-month period ended March 31, 2006, the net operating income produced by these lease-up properties (which were 73.0% occupied as of the end of this period) totaled $3.5 million. Accordingly, none of the CCSs will convert into shares of common stock until the net operating income produced by these lease-up properties is in excess of $5.1 million over any of the 12-month measurement periods. As of March 31, 2006, there were no CCSs converted to common stock as the 14 early-stage lease-up properties did not achieve the performance thresholds.

        Our charter provides that, while any CCSs remain outstanding, a majority of our independent directors must review and approve the net operating income calculation for each measurement period and also must approve any sales of any of the 14 wholly owned early-stage lease-up properties.

        Our charter also requires us to at all times reserve and keep available a sufficient number of shares of common stock to allow for the full conversion of all CCSs.

Restrictions on Transfer

        In order for us to qualify as a REIT under the Internal Revenue Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

        Our charter contains restrictions on the ownership and transfer of our common stock and outstanding capital stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity (other than a designated investment entity) may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock (the common stock ownership limit) or 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (the aggregate stock ownership limit). No designated investment entity (as defined in our charter) may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code more than 9.8% (by value or by number of shares whichever is more restrictive) of our outstanding common stock or 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock. We refer to these restrictions as the "ownership limits." In addition, different excepted holder ownership limits apply to the family of Kenneth M. Woolley, certain of his affiliates, and estates and trusts formed for the benefit of the foregoing and Spencer F. Kirk, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing. A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a "purported beneficial transferee" if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common stock, or is referred to as a "purported record transferee" if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock.

        Our charter defines a "designated investment entity" as:

  1.
  an entity that is a pension trust that qualifies for look-through treatment under Section 856(h)(3) of the Code;

  2.
  an entity that qualifies as a regulated investment company under Section 851 of the Code; or

  3.
  an entity that (i) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing, or selling securities; (ii) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of us, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Securities Exchange Act of 1934, as amended; and (iii) has or shares voting power and investment power within the meaning of Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended;

so long as such beneficial owner of such entity, or in the case of an investment management company, the individual account holders of the accounts managed by such entity, would satisfy the 7.0% ownership limit if such beneficial owner or account holder owned directly its proportionate share of the shares held by the entity.

        The constructive ownership rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our capital stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock, and thereby subject the common stock or capital stock to the applicable ownership limit.

        Our board of directors may, in its sole discretion, waive the above-referenced 7.0% ownership limits or 9.8% designated investment ownership limits with respect to a particular stockholder if:

  •
  our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain that no individual's beneficial or constructive ownership of our stock will result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT;

  •
  such stockholder does not own, and represents that it will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Internal Revenue Code) in such tenant (or the board of directors determines that revenue derived from such tenant will not affect our ability to qualify as a REIT) and our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain this fact; and

  •
  such stockholder agrees that any violation or attempted violation of such representations or undertakings will result in shares of stock being automatically transferred to a charitable trust.

        As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our REIT qualification.

        In connection with the waiver of an ownership limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit for all other persons and entities; provided, however, that any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case the decrease shall be effective immediately); and the ownership limit may not be increased if, after giving effect to such increase, five persons (other than a designated investment entity) could beneficially own or constructively own in the aggregate, more than 49.9% of the shares then outstanding. A reduced ownership limit will not apply to any person or entity whose percentage ownership in our common stock or capital stock, as applicable, is in excess of such decreased ownership limit until such time as such person or entity's percentage of our common stock or capital stock, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our common stock or capital stock, as applicable, in excess of such percentage ownership of our common stock or capital stock will be in violation of the ownership limit.

        Our charter provisions further prohibit:

  •
  any person from beneficially or constructively owning shares of our stock that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

  •
  any person from transferring shares of our common stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

        Any person who acquires, or attempts, or intends to acquire beneficial or constructive ownership of shares of our capital stock that will, or may, violate any of the foregoing restrictions on transferability and ownership, will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Pursuant to our charter, if any transfer of our common stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of our common stock, or any other event would otherwise result in any person violating the ownership limits, or such other limit as established by our board of directors, or in our being "closely held" under Section 856(h) of the Code, or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferees will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent the violation, then our charter provides that the transfer of the excess shares will be void.

        Shares of our common stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our common stock at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our common stock to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our common stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such common stock will be paid to the charitable beneficiary.

        If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

        The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

        Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee's sole discretion:

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  to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

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  to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

        However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

        Any beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of shares of our common stock on our qualification as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.

        All certificates representing shares of our common stock bear a legend referring to the restrictions described above.

        These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

        The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Our Board of Directors

        Our bylaws provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL nor more than 15. Except as may be provided by our board of directors in setting the terms of any class or series of stock, any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum and the director elected to fill the vacancy will serve for the remainder of the full directorship in which the vacancy occurred.

        Pursuant to our charter, each of our directors is elected by our common stockholders entitled to vote to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote will be able to elect all of our directors (subject to the rights of our preferred stock and any other class or series of stock to elect directors).

Removal of Directors

        Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes of common stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Business Combinations

        Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate or associate of the corporation who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation, or an affiliate of such an interested stockholder) are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

        These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted Kenneth M. Woolley, his affiliates and associates and all persons acting in concert with the foregoing, and Spencer F. Kirk, his affiliates and associates and all persons acting in concert with the foregoing, from these provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by our company with the supermajority vote requirements and the other provisions of the statute.

Control Share Acquisitions

        The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

        The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

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  a classified board,

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  a two-thirds vote requirement for removing a director,

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  a requirement that the number of directors be fixed only by vote of the directors,

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  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of class of directors in which the vacancy occurred, and

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  a majority requirement for the calling of a special meeting of stockholders.

        Pursuant to Subtitle 8, we have elected to provide that vacancies on our board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal shall only be allowed for cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by our chairman of the board, our president, our chief executive officer or the board, the request of holders of not less than a majority of our outstanding shares of common stock to call a special meeting.

Amendment to our Charter and Bylaws

        Except for amendments relating to removal of directors (which require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter), the restrictions on ownership and transfer of our stock (which require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter) and the terms of our CCSs (which require the affirmative vote of the holders of not less than two-thirds of all CCSs and not less than a majority of all outstanding shares of common stock), our charter may be amended only with the approval of our board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

        Our board of directors has the exclusive power to adopt, alter or appeal any provision of our bylaws and to make new bylaws.

Dissolution of our Company

        The dissolution of our company must be approved by a majority of our entire board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

        With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

        Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote and cause requirements for removal of directors and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors' and Officers' Liability

        The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

        The MGCL requires a corporation (unless its charter provides otherwise, which our company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

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  the act or omission of the director or officer was material to the matter giving rise to the proceeding and;

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  was committed in bad faith; or

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  was the result of active and deliberate dishonesty;

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  the director or officer actually received an improper personal benefit in money, property or services; or

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  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

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  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

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  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our charter authorizes us to obligate us and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

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  any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

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  any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

        The partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the fullest extent permitted by law. See "Extra Space Storage LP Partnership Agreement—Management Liability and Indemnification."

        We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under our directors' and officers' liability insurance. Although indemnification agreements offer substantially the same scope of coverage afforded the bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the board of directors or to eliminate the rights they provide.

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

        Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

EXTRA SPACE STORAGE LP PARTNERSHIP AGREEMENT

        The following is a summary of material provisions in the partnership agreement of our operating partnership. For more detail, you should refer to the partnership agreement itself, a copy of which is filed with the SEC and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is a part.

General; Management

        Our operating partnership is a Delaware limited partnership that was formed on May 5, 2004. Through a wholly owned Massachusetts business trust, we are the sole general partner of our operating partnership. Pursuant to the partnership agreement, through the sole general partner of the operating partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause the partnership to enter into certain major transactions including a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership.

        The limited partners of our operating partnership expressly acknowledged that, as general partner of our operating partnership through a wholly owned Massachusetts business trust, we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively. Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take, or decline to take, any actions.

Management Liability and Indemnification

        The general partner of our operating partnership, and its trustees and officers are not liable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as it acted in good faith. The partnership agreement provides for indemnification of us, any of our directors, and both our officers or employees, or those of the operating partnership and other persons as we may designate from and against all losses, claims, damages, liabilities, expenses, fines, settlements and other amounts incurred in connection with any actions relating to the operations of our operating partnership, as set forth in the partnership agreement (subject to the exceptions described below under "—Fiduciary Responsibilities").

Fiduciary Responsibilities

        Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our company. At the same time, the general partner of our operating partnership has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, through the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our company.

        The partnership agreement expressly limits our liability and that of the general partner by providing that we and our officers and directors and the general partner and its officers and trustees are not liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment or mistakes of fact or law or of any act or omission if we or the director or officer acted in good faith. In addition, our operating partnership is required to indemnify us, the general partner, a trustee of the general partner, our directors, and both our officers and employees and those of the operating partnership to the fullest extent permitted by applicable law, against any and all losses, claims, damages, liabilities, expenses, judgments, fines and other actions incurred by us or the other persons in connection with any actions relating to the operations of our operating partnership, provided that our operating partnership will not indemnify for willful misconduct or a knowing violation of the law or any transaction for which the person received an improper personal benefit in violation or breach of any provision of the partnership agreement.

Distributions

        The partnership agreement provides that holders of OP units are entitled to receive quarterly distributions of available cash (1) first, with respect to any OP units that are entitled to any preference with their respective percentage interests and (2) second, with respect to any OP units that are not entitled to any preference in distribution, in accordance with the rights of such class of OP unit (and, within such class, pro rata in accordance with their respective percentage interests). Holders of CCUs are not entitled to receive distributions.

Allocations of Net Income and Net Loss

        Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the holders of OP units holding the same class of OP units in accordance with their respective percentage interests in the class at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the partnership agreement, for U.S. federal income tax purposes under the Internal Revenue Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement.

Redemption Rights

        After the first anniversary of becoming a holder of OP units, each limited partner of our operating partnership will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the OP units held by the party in exchange for a cash amount equal to the value of our OP units unless the terms of such OP units or a separate agreement entered into between our operating partnership and the holder of such OP units provided that they are not entitled to a right of redemption. On or before the close of business on the tenth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered OP units from the tendering party in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each OP unit (subject to antidilution adjustments provided in the partnership agreement). It is our current intention to exercise this right in connection with any redemption of OP units. CCUs do not have a right of redemption.

Contingent Conversion Units

        Like our OP units, CCUs do not carry any voting rights except as provided in the next sentence, or entitle the holders to receive distributions from our operating partnership. The partnership agreement of our operating partnership provides that we shall not, without the affirmative vote of at least two-thirds of the CCUs outstanding at the time, amend, alter or repeal the provisions of the partnership agreement of our operating partnership, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the CCUs.

        Upon the achievement of certain performance thresholds described below relating to the 14 early-stage lease-up properties identified at the time of the initial public offering which we wholly own through various subsidiaries of our operating, all or a portion of the CCUs will be automatically converted into OP units. Initially, each CCS will be convertible on a one-for-one basis into OP units (but not before March 31, 2006), subject to customary anti-dilution adjustments.

        Within 30 days after the end of each quarter beginning with the quarter ending March 31, 2006 and ending with the quarter ending December 31, 2008, we will calculate the net operating income from the 14 wholly owned early-stage lease-up properties over the 12-month period ending in such quarter. We consider such net operating income to equal total revenues less property related expenses from such lease-up properties over the measurement period, subject to adjustment to take into account sales of any of the lease properties that occur on or prior to December 31, 2008. Within 35 days following each measurement period, we will convert some or all of the CCUs so that the total percentage (not to exceed 100%) of CCUs issued in connection with the formation transactions that have been converted to OP units will be equal to the percentage determined by dividing the net operating income for such period in excess of $5.1 million by $4.6 million. If any CCUs are not converted through the calculation made in respect of the 12-month period ending December 31, 2008, all remaining outstanding CCUs will be cancelled.

        This provision in the partnership agreement of our operating partnership is intended to allow a proportionate conversion of the CCUs into OP units as the net operating income produced by the 14 wholly owned early-stage lease-up properties grows from $5.1 million to $9.7 million (the projected fully stabilized net operating income) during any of the 12-month measurement periods. For the 12-month period ended March 31, 2006, the net operating income produced by these lease-up properties (which were 73.0% occupied as of the end of this period) totaled $3.5 million. Accordingly, none of the CCUs will convert into OP units until the net operating income produced by these lease-up properties is in excess of $5.1 million over any of the 12-month measurement periods. As of March 31, 2006, there were no CCSs converted to common stock as the 14 early-stage lease-up properties did not achieve the performance thresholds.

        The partnership agreement of our operating partnership provides that, while any CCUs remain outstanding, a majority of our independent directors must review and approve the net operating income calculation for each measurement period and also must approve any sales of the any of the 14 wholly owned early-stage lease-up properties.

        The partnership agreement of our operating partnership also requires us to at all times reserve and keep available a sufficient number of OP units to allow for the full conversion of all CCUs.

Transferability of OP Units

        In general, the general partner may not voluntarily withdraw from our operating partnership or transfer all or a portion of its interest in the operating partnership unless the holders of limited partners entitled to vote consent by approval of a majority in interest or immediately after a merger of us into another entity. With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent, which consent may be withheld in the general partner's sole discretion.

Issuance of Our Stock

        Pursuant to the partnership agreement, upon the issuance of our stock other than in connection with a redemption of OP units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of common stock or CCSs, OP units or CCUs, as the case may be, or in the case of an issuance of preferred stock, preferred OP units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.

Tax Matters

        Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the general partner of our operating partnership, we have the authority to handle or cause to be handled tax audits and to make or cause to be made tax elections under the Internal Revenue Code on behalf of our operating partnership.

Term

        The term of the operating partnership commenced on May 5, 2004 and will continue until December 31, 2104, or the occurrence of:

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  the general partner's bankruptcy, judicial dissolution or withdrawal (unless, in the case of a withdrawal, a majority-in-interest of the remaining limited partners agree to continue the partnership and to the appointment of a successor general partner);

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  the sale or other disposition of all or substantially all of the general partner's assets;

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  redemption (or acquisition by us) of all OP units and CCUs other than OP units held by the general partner; or

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  an election by the general partner in its capacity as the sole general partner of our operating partnership.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section under the heading "U.S. Federal Income Tax Considerations," references to "the company," "we," "our" and "us" mean only Extra Space Storage Inc. and not its subsidiaries or other lower-tier entities or predecessor, except as otherwise indicated. You are urged to both review the following discussion and to consult your tax advisor to determine the effect of ownership and disposition of our shares on your individual tax situation, including any state, local or non-U.S. tax consequences.

        This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that our operation and the operation of our subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with applicable organizational documents and agreements. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances, or to stockholders subject to special tax rules, such as:

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  expatriates;

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  persons who mark-to-market our common stock;

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  subchapter S corporations;

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  U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

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  financial institutions;

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  insurance companies;

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  broker-dealers;

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  regulated investment companies;

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  trusts and estates;

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  holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

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  persons holding our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

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  persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

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  persons holding their interest through a partnership or similar pass-through entity;

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  persons holding a 10% or more (by vote or value) beneficial interest in us; and, except to the extent discussed below:

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  tax-exempt organizations; and

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  non-U.S. stockholders (as defined below).

        This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

        THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDERWILL DEPEND ON THE STOCKHOLDER'S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of the Company

        We have elected to be taxed as a REIT under the Internal Revenue Code, commencing with our initial taxable year ending December 31, 2004. We believe that we are organized and operate in a manner that will allow us to continue to qualify for taxation as a REIT under the Internal Revenue.

        The law firm of Clifford Chance US LLP has acted as our tax counsel since our initial public offering. We expect to receive the opinion of Clifford Chance US LLP to the effect that commencing with our taxable year ended December 31, 2004, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP will be based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants made by our management and affiliated entities regarding our organization, assets, the present and future conduct of our business operations, the fair market value of our investments in taxable REIT subsidiaries and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we believe that we are organized and intend to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

        As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under "—Requirements for Qualification—General." While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT, or that we will be able to operate in accordance with the REIT requirements in the future. See "—Failure to Qualify."

        Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

        For the tax years through 2008, stockholders who are individual U.S. stockholders (as defined below) are taxed on corporate dividends at a maximum U.S. federal income tax rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010.

        Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See "—Taxation of Stockholders."

        If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

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  We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

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  We may be subject to the "alternative minimum tax" on our items of tax preference, if any.

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  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held as inventory or primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "—Prohibited Transactions," and "—Foreclosure Property," below.

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  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold as "foreclosure property," we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

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  If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below, and (ii) the amount by which 95% (90% for taxable years beginning before January 1, 2005) of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by a fraction intended to reflect our profitability.

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  If we fail to satisfy any of the REIT asset tests, as described below, (other than the 5% and 10% asset tests by a de minimis amount), but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

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  If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not due to willful neglect, we may maintain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

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  If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the "required distribution," we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed (taking into account excess distributions from prior years), plus (ii) retained amounts on which income tax is paid at the corporate level.

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  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in "—Requirements for Qualification—General."

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  A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or our "taxable REIT subsidiary" (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

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  If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable to the extent we subsequently recognize gain on a disposition of such assets during the ten-year period following their acquisition from the subchapter C corporation. The results described in this paragraph assume that the subchapter C corporation will not elect in lieu of this treatment to be subject to an immediate tax when the asset is acquired.

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  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder's basis in our common stock.

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  We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, including our taxable REIT subsidiary, the earnings of which will be subject to U.S. federal corporate income tax.

        In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

  (4)
  that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include specified entities);

  (7)
  which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

  (8)
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

        The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

        To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, which are the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

        Ownership of Partnership Interests.    In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets, and to earn its proportionate share of the partnership's gross income based on its pro rata share of capital interests in the partnership, for purposes of the asset and gross income tests applicable to REITs as described below. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share, based upon our percentage capital interest, of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership and its equity interests in lower-tier partnerships), is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in "—Tax Aspects of Investments in Partnerships."

        Disregarded Subsidiaries.    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a "taxable REIT subsidiary" (as described below), that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        In the event that a disregarded subsidiary ceases to be wholly owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us—the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See "—Asset Tests" and "—Gross Income Tests."

        Taxable Subsidiaries.    A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a taxable REIT subsidiary. The separate existence of a taxable REIT subsidiary or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our stockholders.

        A REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent's compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains).

        Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a taxable REIT subsidiary due to transactions between a REIT, its tenants and/or a taxable REIT subsidiary, that exceed the amount that would be paid to or deducted by a party in an arm's-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We and one of our corporate subsidiaries, Extra Space Management Inc., elected for that subsidiary to be treated as a taxable REIT subsidiary for U.S. federal income tax purposes.

Gross Income Tests

        In order to maintain qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions," must be derived from investments relating to real property or mortgages on real property, including "rents from real property," dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

        Rents received by us will qualify as "rents from real property" in satisfying the gross income tests described above, only if several conditions are met, including the following. The rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if earned directly by us. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as "rents from real property" unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from which we derive no income or through a taxable REIT subsidiary, as discussed below. We are permitted, however, to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property. The rest of the rent will be qualifying income. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are permitted to provide services to tenants or others through a taxable REIT subsidiary without disqualifying the rental income received from tenants for purposes of the REIT income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (i) in the case of any lessee which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such lessee, or (ii) in the case of any lessee which is not a corporation, an interest of 10% or more in the assets or net profits of such lessee. However, rental payments from a taxable REIT subsidiary will qualify as rents from real property even if we own more than 10% of the combined voting power of the taxable REIT subsidiary if at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space.

        Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our qualification as a REIT, we do not and do not intend to:

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  charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

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  rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

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  derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

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  directly perform services considered to be noncustomary or rendered to the occupant of the property.

        We may indirectly receive distributions from taxable REIT subsidiaries or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

        Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

        To the extent that the terms of a mortgage loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a "shared appreciation provision"), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or primarily held for sale to customers in the ordinary course of business in the hands of the borrower or us.

        To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury department. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under "—Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon certain amounts by which we fail to satisfy the particular gross income test.

Asset Tests

        At the close of each calendar quarter we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

        The second asset test is that the value of any one issuer's securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of taxable REIT subsidiaries held by us may not exceed 20% of the value of our gross assets.

        The 5% and 10% asset tests do not apply to securities of taxable REIT subsidiaries, qualified REIT subsidiaries or securities that are "real estate assets" for purposes of the 75% gross asset test described above. The 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT's interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.

        After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of the non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test or the 10% asset test at the end of any quarter, and the such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally, within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred) to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the thirty day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the relevant asset test.

        We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance with such tests on an ongoing basis. However, the values of some of our assets, including the securities of our taxable REIT subsidiary, may not be precisely valued, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets do not meet the requirements of the REIT asset tests.

Annual Distribution Requirements

        In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

  (a)
  the sum of:

  •
  90% of our "REIT taxable income" (computed without regard to our deduction for dividends paid and our net capital gains), and

  •
  90% of the net income, if any (after tax), from foreclosure property (as described below), minus

  (b)
  the sum of specified items of non-cash income that exceeds a percentage of our income.

        These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and paid with or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

        In order for distributions to be counted towards our distribution requirement, and provide us with a tax deduction, they must not be "preferential dividends." A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

        To the extent that we distribute less than 100% of our net taxable income, we will be subject to U.S. federal income tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

        If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior periods) and (B) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

        It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (1) the actual receipt of cash, including receipt of distributions from our subsidiaries and (2) the inclusion of items in income by us for U.S. federal income tax purposes. Potential sources of non-cash taxable income include loans or mortgage-backed securities held by us as assets that are issued at a discount and require the accrual of taxable interest income in advance of our receipt in cash, loans on which the borrower is permitted to defer cash payments of interest and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current interest payments in cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

        We may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our individual U.S. stockholders (as defined below) will generally be taxable at a maximum rate of 15% and our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.

Prohibited Transactions

        Net income derived from a "prohibited transaction" is subject to a 100% tax. A "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property)

that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lowertier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives. However, whether property is held an inventory or primarily for sale to tenants in the ordinary course of a trade or business depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to tenants, or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

        Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the gain would otherwise be treated as a prohibited transaction. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

Hedging Transactions

        We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (but generally will constitute non-qualifying gross income for purposes of the 75% income test). To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.

Foreign Investments

        To the extent that our company and our subsidiaries hold or acquire any investments and, accordingly, pay taxes in foreign countries, taxes paid by us in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Any foreign investments may also generate foreign currency gains and losses. Foreign currency gains are generally treated as income that does not qualify under the 95% or 75% gross income tests.

Tax Aspects of Investments in Partnerships

General

        We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and the equity interests in lower-tier partnerships. In general, partnerships are "pass-through" entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our net taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships. See "—Taxation of the Company—Effect of Subsidiary Entities—Ownership of Partnership Interests" above. Consequently, to the extent that we hold an equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

        The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in "—Taxation of the Company—Asset Tests" and "—Income Tests" above, and in turn could prevent us from qualifying as a REIT. See "—Taxation of the Company—Failure to Qualify," above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for U.S. federal income tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

        Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

        To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. In connection with our initial public offering, appreciated property was contributed to our operating partnership by both us as a result of our contribution to the operating partnership of the Extra Space Storage membership interests contributed to us by the members of Extra Space Storage LLC, our predecessor, and by other partners of our operating partnership. As a result, partners, including us, in subsidiary partnerships, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership's properties than would be the case if all of the partnership's assets (including any contributed assets) had a tax basis equal to their fair market values at the time of the contributions. This could cause us to recognize, over a period of time, (1) lower amounts of depreciation deductions for U.S. federal income tax purposes than if all of the contributed properties were to have a tax basis equal to their fair market value at the time of their contribution to the operating partnership and (2) taxable income in excess of economic or book income as a result of a sale of a property, which might adversely affect our ability to comply with the REIT distribution requirements discussed above and result in our stockholders recognizing additional dividend income without an increase in distributions.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

        This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

  •
  a citizen or resident of the United States;

  •
  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

        Distributions.    Provided that we continue to qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders.

        In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal income tax rates of 15% (through 2008) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders to the extent of previously claimed depreciation deductions. Because many of our assets were contributed to us in a carryover basis transaction at the time of our formation, we may recognize capital gain on the sale of assets that is attributable to gain that was built into the asset at the time of formation.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder's shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder's shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and paid with our before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of the taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purpose of our 90% distribution requirement.

        With respect to individual U.S. stockholders, we may elect to designate a portion of our distributions as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to individual U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

  (a)
  the qualified dividend income received by us during such taxable year from non-REIT C corporations (including our taxable REIT subsidiaries);

  (b)
  the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

  (c)
  the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

        Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company) or a "qualifying foreign corporation" and specified holding period requirements and other requirements are met. A foreign C corporation (other than a "foreign investment company," or "passive foreign investment company") will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We do not expect that a significant portion of our distributions will consist of qualified dividend income.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See "—Taxation of the Company—Annual Distribution Requirements." Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

        Dispositions of Our Common Stock.    In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder's adjusted tax basis will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid by it and reduced by return of capital distributions (as described above). In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2008, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Holders are urged to consult their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

        If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards "tax shelters," they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, significant penalties may be imposed for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

        Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any "passive losses" against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Stockholders

        U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to a taxexempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as "debt financed property" within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our common stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common stock generally should not be treated as UBTI to a tax-exempt U.S. stockholder.

        Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

        In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a "pension-held REIT." We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by few or fewer "individuals" (as defined in the Internal Revenue Code to include certain entities). Certain restrictions on ownership and transfer of our stock should generally prevent a taxexempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders

        The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

        Ordinary Dividends.    The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

        In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder's investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

        Non-Dividend Distributions.    Unless (1) our common stock constitutes a U.S. real property interest, or USRPI, or (2) either (A) if the non-U.S. stockholder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (B) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual's net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our company's common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder's adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder's share of our earnings and profits.

        Capital Gain Dividends.    Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries ("USRPI capital gains"), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock that is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead, any capital gain dividend attributable to a disposition of a USRPI will be treated as a distribution subject to the rules above under "—Taxation of Non-U.S. Stockholders—Ordinary Dividends." Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) if the non-U.S. stockholder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual's net capital gain for the year).

        Dispositions of Our Common Stock.    Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA.

        The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. However, we expect more than 50% of our assets will consist of interests in real property located in the United States.

        Regardless of the composition of our assets, our common stock will not constitute a USRPI if we are a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders. We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. Because our stock will be publicly-traded, however, no assurance can be given that we are or will remain a domestically controlled REIT.

        In the event that we do not constitute a domestically controlled REIT, a non-U.S. stockholder's sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) our common stock is of a class that is "regularly traded," as defined by applicable Treasury Department regulations, on an established securities market, and (2) the selling non-U.S. stockholder owned, actually and constructively, 5% or less of our common stock at all times during a specified testing period.

        If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

Backup Withholding and Information Reporting

        We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

        We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to back-up withholding unless applicable certification requirements are met.

        Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain United States related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, or in what form, the legislative proposals described below (or any other proposals affecting REITs or their stockholders) will be enacted. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in our common stock.

State, Local and Foreign Taxes

        Our company and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. We own interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company's common stock.

PLAN OF DISTRIBUTION

        This prospectus relates to the possible offer and sale from time to time of any shares of common stock by the selling stockholders. We have registered the shares for resale to provide the selling stockholders with freely tradeable securities. However, registration of the shares of common stock does not necessarily mean that the selling stockholders will offer or sell any of the shares. We will not receive any proceeds from the offering or sale of shares by the selling stockholders.

        Any selling stockholders may from time to time, in one or more transactions, sell all or a portion of the shares registered hereby on the NYSE, in the over-the-counter market, on any other national securities exchange on which the common stock is listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares registered hereby from time to time will be determined by the selling stockholders and, at the time of determination, may be higher or lower than the market price of the common stock on the NYSE. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of shares registered hereby for whom they may act as agents, and underwriters may sell shares registered hereby to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The maximum compensation to be received in any such offering by NASD members will not exceed 10% for underwriting commissions and 0.5% for due diligence. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of shares registered hereby may be entitled to indemnification by us against specific liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The shares registered hereby may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares registered hereby may be sold include: (A) a block trade in which the broker-dealer so engaged will attempt to sell the shares registered hereby as agent but may position and resell a portion of the block as principal to facilitate the transaction; (B) a purchase by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus; (C) an ordinary brokerage transaction and a transaction in which the broker solicits purchasers; (D) an exchange distribution in accordance with the rules of the NYSE; (E) privately negotiated transactions; and (F) an underwritten transaction.

        Any selling stockholder that is identified as a broker-dealer will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder obtained the stock as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased in the ordinary course of business and, at the time of its purchase of the stock to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the stock. As a result, any profits on the sale of the common stock by selling stockholders who are deemed to be "underwriters" and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be "underwriters" will be deemed to be underwriting discounts and commissions under the Securities Act.

        To the extent required, upon being notified by a selling stockholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of the shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer(s), the name(s) of the selling stockholder(s) and of the participating agent, underwriter or brokerdealer(s), specific common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

        When a selling stockholder elects to make a particular offer of shares registered hereby, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholder and any other required information.

        In order to comply with state securities laws, if applicable, the shares registered hereby may be sold only through registered or licensed brokers or dealers. In addition, in specific states, the shares registered hereby may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

        We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares being registered hereby, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and our accountants. The selling stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholders and stock transfer and other taxes attributable to the sale of the shares registered hereby.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by Clifford Chance US LLP. Venable LLP will pass upon the validity of the shares of common stock sold and certain other matters under Maryland law. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule for 2005 included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule for 2005 and management's assessment are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the years ended December 31, 2004 and 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms located at 100 F Street, NE, Washington, D.C. 20549, and at the regional office of the SEC and at 175 W. Jackson Blvd., Suite 900, Chicago, IL 60604. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. We maintain a website at www.extraspace.com. The information on our web site is not, and you must not consider the information to be, a part of this prospectus. Our securities are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning us and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

Document	Period
Annual Report on Form 10-K (File No. 001-32269)	Year ended December 31, 2005
Quarterly Report on Form 10-Q (File No. 001-32269)	Quarter ended March 31, 2006
Document	Filed
Definitive Proxy Statement on Schedule 14A (File No. 001-32269)	April 21, 2006

        All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

        If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121, Attn: Investor Relations, (801) 562-5556.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$2,509
Printing and engraving expenses*	10,000
Legal fees and expenses*	50,000
Accounting fees and expenses*	30,000
Blue Sky fees and expenses	5,000
Miscellaneous	15,000

Total	$112,509

*
Does not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

Item 15. Indemnification of Directors and Officers.

        The Maryland General Corporation Law (the "MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

        Our charter authorizes our company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of our company and at the request of us, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Our bylaws require our company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of our company and at the request of us, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity. Our charter and bylaws also permit us with the approval of the board of directors to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

        The MGCL requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires us, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by the bylaws and (b) a written statement by him or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

        We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under our directors' and officers' liability insurance. Although indemnification agreements offer substantially the same scope of coverage afforded the bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the board of directors or to eliminate the rights they provide.

Item 16. Exhibits.

Exhibit No.
1.1*	Form of Underwriting Agreement by and among Extra Space Storage Inc., the selling stockholders and the underwriters named therein
4.1**	Form of Certificate for Common Stock of Extra Space Storage Inc.
5.1	Opinion of Venable LLP with respect to the legality of the common stock being registered
8.1	Opinion of Clifford Chance US LLP with respect to tax matters
23.1	Consent of Ernst & Young LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Venable LLP (included in Exhibit 5.1)
23.4	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
24.1	Power of Attorney (included on the Signature Page)

*
To be filed by amendment or incorporated by reference in connection with the offering of securities.

**
Incorporated by reference to our Registration Statement on Form S-11 (File No. 333-115436).

Item 17. Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            i.      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            ii.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            iii.    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, That:

            (B)  Paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a posteffective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, in the State of Utah, on this 12th day of June 2006.

EXTRA SPACE STORAGE INC.
By:	/s/ KENNETH M. WOOLLEY Name: Kenneth M. Woolley Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Extra Space Storage Inc., hereby severally constitute Kenneth M. Woolley, Kent W. Christensen and Charles L. Allen, and each of them singly, our due and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all similar things in our names and in our capacities as officers and directors to enable Extra Space Storage Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/s/ KENNETH M. WOOLLEY Kenneth M. Woolley	Chairman and ChiefExecutive Officer (Principal Executive Officer)	June 12, 2006
/s/ KENT W. CHRISTENSEN Kent W. Christensen	Chief Financial Officer (Principal Financial Officer)	June 12, 2006
/s/ SCOTT STUBBS* Scott Stubbs	Senior Vice President of Accounting (Principal Accounting Officer)	June 12, 2006
Spencer F. Kirk	Director	June , 2006

Hugh W. Horne	Director	June , 2006
/s/ ROGER B. PORTER* Roger B. Porter	Director	June 12, 2006
/s/ ANTHONY FANTICOLA* Anthony Fanticola	Director	June 12, 2006
/s/ K. FRED SKOUSEN* K. Fred Skousen	Director	June 12, 2006
/s/ JOSEPH D. MARGOLIS* Joseph D. Margolis	Director	June 12, 2006
/s/ *CHARLES L. ALLEN Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.
1.1*	Form of Underwriting Agreement by and among Extra Space Storage Inc., the selling stockholders and the underwriters named therein
4.1**	Form of Certificate for Common Stock of Extra Space Storage Inc.
5.1	Opinion of Venable LLP with respect to the legality of the common stock being registered
8.1	Opinion of Clifford Chance US LLP with respect to tax matters
23.1	Consent of Ernst & Young LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Venable LLP (included in Exhibit 5.1)
23.4	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
24.1	Power of Attorney (included on the Signature Page)

*
To be filed by amendment or incorporated by reference in connection with the offering of securities.

**
Incorporated by reference to our Registration Statement on Form S-11 (File No. 333-115436).